EXHIBIT 10.101

July 25, 2005

Mr. Jack Krings
36 Briarcliff
Ladue, MO 63124

RE: Consulting Services

Dear Jack:

          This will confirm the terms of your engagement by CPI Corp. (“CPI”) for consulting services:

          1.     You will be assist with the transition of Paul C. Rasmussen as Chief Executive Officer, oversee field management and carry out other projects consistent with your operational background and experience under the direction of the Chairman of the Board.

          2.     The term of your engagement shall be for two months, commencing as of the date following your Retirement Date, as defined in that certain Retirement and Release Agreement of even date herewith (the Retirement and Release Agreement”). You will be expected to perform consulting services for a minimum of forty days during the two-month term or at such other times as are mutually agreeable.

          3.     You will be paid Eighty Thousand Dollars ($80,000.00) for the two-month term of your service, payable in four equal increments of $20,000 each on August 12, 2005, August 26, 2005, September 8, 2005 and September 26, 2005. In the event that you fail to work a minimum of 40 days during the two-month term of this agreement, you agree that the aggregate amount payable to you for the two-month term shall be reduced by $2,000.00 for each day worked below 40. You will not be entitled to additional compensation for additional days worked within the two-month term of this agreement. In the event CPI fails to make the payments required pursuant to this paragraph, all remaining payments shall become immediately due and payable. Late payments shall accrue interest at the rate of seven percent (7%) per annum from the due date through the date of actual payment.

          4.     You will act as an independent contractor and not as an employee of CPI.

          5.     You will be reimbursed for expenses reasonably incurred in accordance with customary reimbursement policies established by CPI. Any such expense reimbursement shall be paid promptly after you submit a written request and substantiation therefore.

          6.     You will not, except as authorized in writing by CPI, copy, use or disclose to any third parties any information relating to CPI that you receive or develop in the course of performing services for CPI, except as may be required to perform your obligations.

          7.     CPI shall have sole ownership of any report, recommendations or other product of your consulting services performed pursuant to this consulting engagement.

          8.     CPI will indemnify you against and hold you harmless from any claims, actions, damages, losses, and expenses (including reasonable attorneys’ fees) arising from actions taken at the direction or request of CPI.

          9.     In the event CPI believes Krings has breached any term of this Consulting Agreement, CPI shall identify the specific details of the alleged breach in writing, and Krings shall have five (5) business days following receipt of notice in which to cure the alleged breach.

          10.     No breach of this Consulting Agreement shall excuse either party from performing its respective obligations under the Retirement and Release Agreement.

          11.     In the event litigation is commenced to enforce the provisions of this Agreement, in addition to all other remedies and damages, the prevailing party shall be entitled to recover attorney’s fees, expert witness fees and other reasonable and customary costs of litigation.

          12.    This letter constitutes the entire agreement between you and CPI with respect to consulting services.

          Please acknowledge your receipt and agreement to the terms set forth herein by signing one copy of this letter in the space provided below and returning it to me.

CPI CORP.

By: /s/ David M. Meyer

David M. Meyer
Chairman and Member of the Office of the
Chief Executive

Acknowledged and agreed to this 25th day of July, 2005.

/s/ Jack Krings

Jack Krings